CONTACT:	Edward Heffernan
Chief Financial Officer
Alliance Data Systems
Tel: 972-348-5196

Stephanie Prince
Morgen-Walke Associates, Inc.
Tel: 212-850-5600

Media: Tony Good
Tel: 972-348-5425

ALLIANCE DATA SYSTEMS ANNOUNCES RECORD FOURTH QUARTER REVENUE AND EBITDA

*Revenue Rises 18 Percent to $208.6 million; EBITDA Increases 32 Percent

*Double-digit EBITDA growth in all three-business segments

Dallas, TX, January 30, 2002 — Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced record results for its fourth quarter and year ended December 31, 2001.

Total fourth quarter revenue increased 18 percent to $208.6 million compared to $177.2 million for the fourth quarter of 2000. EBITDA for the fourth quarter of 2001 increased 32 percent to $34.0 million compared to $25.8 million for the fourth quarter of 2000. Cash earnings for the fourth quarter increased 84 percent to $9.2 million, or $0.12 per share, compared to $5.0 million, or $0.09 per share, for the fourth quarter of 2000.

“Our fourth quarter validates the strength of our business model,” commented J. Michael Parks, chairman and chief executive officer. “All three of our business segments — Transaction Services, Credit Services and Marketing Services — each contributed double-digit growth in EBITDA, resulting in the most balanced quarter this year. As we continue to execute on our growth strategy, we are confident in expanding our relationships with existing clients and securing additional new clients, while enhancing our product offerings.”

Cash earnings for the fourth quarter of 2001 exclude the effect of a one-time, non-cash, after-tax charge of $3.0 million for the write-off of an investment in a utility services venture made in 2000. That venture was undertaken to gain entry into the growing utility services market.  Due to its underperformance, the Company believes this investment no longer has value.  There are no other investments of this type carried in the Company’s financial statements.

Segment Review

Transaction Services revenue, which accounts for approximately half of the Company, increased 21 percent to $136.9 million compared to $113.0 million for the fourth quarter of 2000.  Transaction Services continued to perform ahead of expectations.  Growth has been driven largely by the Utilities Services sector.  The double-digit increase in revenue per statement is a result of the more complex and value-added needs of the Company’s growing base of utility customers.

Credit Services revenue, which accounts for approximately one-quarter of the Company, increased 16 percent to $77.1 million compared to $66.5 million for the fourth quarter of 2000. This segment reported its best quarterly performance for the year, as private label credit sales were stronger, increasing 13 percent despite a sluggish retail sales environment.  In addition, continued stability in losses combined with lower funding costs further enhanced growth.

Marketing Services revenue, accounting for the remaining one-quarter of the Company, increased to $51.7 million compared to $51.1 million for the fourth quarter of 2000.  Marketing Services revenue compared well against an unusually strong prior year quarter. Air Miles reward miles issued and redeemed each remained strong. EBITDA for this segment increased 10 percent due to continued strong growth in Air Miles reward miles issued.

2001 Full Year Results

For the full year ended December 31, 2001, revenue increased 14 percent to $772.0 million compared to $678.2 million for the year ended December 31, 2000. EBITDA before non-recurring items, for the full year ended December 31, 2001, increased 19 percent to $124.8 million compared to $105.0 million for the year ended December 31, 2000. Operating EBITDA, which management believes is an indicator of operating cash flows, increased 17 percent to $149.1 million. Cash earnings per share for the full year increased 30 percent to $0.52 per share, compared to $0.40 per share for the prior year.

Recent Developments

As previously announced, a five-year agreement has been signed with specialty retailer Williams-Sonoma, Inc. (NYSE: WSM) to provide a full-service, turnkey private label credit card program for Pottery Barn and Pottery Barn Kids retail stores as well as catalog and Internet sales channels. Alliance Data will provide services to approximately 200 Pottery Barn and Pottery Barn Kids stores throughout the United States.

Additionally, a five-year agreement was recently announced with AnnTaylor Stores Corporation (NYSE: ANN), one of the country’s leading women’s specialty retailers.  Alliance Data will provide private label credit card services to approximately 541 Ann Taylor, Ann Taylor Loft and Ann Taylor Factory stores nationwide, as well as the Ann Taylor online store.

The Company also announced today the acquisition of Frequency Marketing, Inc., a small marketing services firm, adding new products for the Company’s loyalty and one-to-one marketing offerings in the U.S.  Frequency Marketing is projected to be accretive to earnings in 2003.

Outlook

For 2002, the Company continues to remain confident in its ability to deliver on its stated long-term growth goals of 12 percent or higher for revenue, 15 percent or higher for EBITDA, and 15 percent plus for cash earnings per share. Specifically, for 2002, the Company is projecting revenue to range between $860 and $865 million, EBITDA to range between $140 and  $144 million and cash earnings per share to approximate $0.59 or  $0.60 per share.

This guidance is based on the assumption that the overall U.S. and Canadian economies will experience a weak first half of 2002, with a rebound during the second half of the year.

Conference Call

Alliance Data Systems will host a conference call on January 30, 2002 at 5 p.m. (Eastern) to discuss the Company’s fourth quarter and year-end results. The conference call will be available via the Internet at www.alliancedatasystems.com. Additionally, there will be several slides accompanying the webcast.  Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary software. The webcast will be available until March 1, 2002.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services, assisting retail, petroleum, utility and financial services companies in managing the critical interactions between them and their customers. Alliance Data each year manages over 2.5 billion transactions and 72 million consumer accounts for some of North America’s most recognizable companies. The Company also operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs over 6,500 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, www.alliancedatasystems.com.

Safe Harbor Statement

Statements contained in this press release which are not historical facts may be forward-looking statements, as the term is defined in the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to growth strategy, global expansion, use of proceeds, dividend policy, projected capital expenditures, sales and marketing expenses, research and development expenditures, other costs and expenses, revenue, profitability, liquidity and capital resources, and development. Any and all of the forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors, including the risks outlined in the company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission, will be important in determining future results. Actual results may vary materially.  The Company has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended December 31,
	2001	2000	Change

Revenues	$208.6	$177.2	18%

EBITDA	$34.0	$25.8	32%

Cash earnings (1)	$9.2	$5.0	84%

Weighted average shares outstanding — diluted	75.5	58.8	28%

Cash earnings per share (1)	$0.12	$0.09	33%

Operating EBITDA (2)	$39.1	$29.7	32%

As of December 31, 2001

Cash and cash equivalents	$109.3
Redemption settlement assets	152.6
Intangible assets and goodwill, net	486.4
Total assets	1,469.7

Deferred revenue	329.5
Debt	310.4
Total liabilities	965.9
Stockholders’ equity	503.8

(1)                      Results exclude the effect of a one-time non-cash after-tax charge of $3.0 million for the write off of an investment in a utility services venture.

(2)                      Operating EBITDA is used as an indicator of cash flow from operations as it takes into account cash that has been received, but for which earnings has not yet been recognized.  The definition of Operating EBITDA is consistent with the financial covenants contained in the Company’s major financing arrangements.

ALLIANCE DATA SYSTEMS CORPORATION

KEY INDICATORS AND SUMMARY SEGMENT DATA

(Unaudited)

(In millions)

	Three months ended December 31,			Twelve months ended December 31,
	2001	2000	Change	2001	2000	Change

Segment Revenue:
Transaction Services	$136.9	$113.0	21%	$503.2	$439.4	15%
Credit Services	77.1	66.5	16%	284.1	268.2	6%
Marketing Services	51.7	51.1	1%	201.7	178.2	13%
Intersegment	(57.1)	(53.4)	7%	(217.0)	(207.6)	5%
	$208.6	$177.2	18%	$772.0	$678.2	14%

Segment EBITDA before non-recurring items:
Transaction Services	$18.6	$14.8	26%	$71.0	$54.8	30%
Credit Services	7.5	3.8	97%	24.4	25.3	-4%
Marketing Services	7.9	7.2	10%	29.4	24.9	18%
	$34.0	$25.8	32%	$124.8	$105.0	19%

Transactions processed	708.6	673.2	5%	2,754.1	2,519.5	9%
Statements generated	35.5	30.9	15%	131.3	127.2	3%
Average core portfolio	$2,180.6	$1,995.2	9%	$2,096.2	$1,933.5	8%
Private label credit sales	$1,314.7	$1,163.8	13%	$4,050.6	$3,685.1	10%
Air Miles reward miles issued	580.1	485.6	19%	2,153.6	1,927.0	12%
Air Miles reward miles redeemed	273.2	250.3	9%	984.9	781.8	26%

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited), (In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2001	2000	2001	2000
Revenues
Transaction and marketing services	$134.0	$111.9	$482.1	$418.0
Redemption revenue	29.6	27.4	110.2	87.5
Financing charges, net	39.7	31.2	159.0	153.3
Other income	5.3	6.7	20.7	19.4
Total revenue	208.6	177.2	772.0	678.2

Operating expenses
Cost of operations	160.1	142.4	603.6	540.9
General and administrative	14.5	9.0	43.6	32.2
Non-recurring items (1)	—	—	1.7	7.0
Depreciation and other amortization	9.4	7.2	30.7	26.3
Amortization of purchased intangibles	11.1	11.1	43.5	49.9
Total operating expenses	195.1	169.7	723.1	656.3

Operating income	13.5	7.5	48.9	21.9
Other non-operating expenses	5.0	—	5.0	2.5
Interest expense	5.8	10.6	30.1	38.9
Income (loss) before income taxes	2.7	(3.1)	13.8	(19.5)
Income tax expense	4.6	0.3	15.0	1.8
Income (loss) before extraordinary item	(1.9)	(3.4)	(1.2)	(21.3)
Loss from extinguishment of debt (less applicable income tax benefit of $0.4 million)	—	—	(0.6)	—
Net income (loss)	$(1.9)	$(3.4)	$(1.8)	$(21.3)

EBITDA before non-recurring items	$34.0	$25.8	$124.8	$105.0
Cash earnings before non-recurring items (2)	$9.2	$5.0	$35.6	$23.2
Weighted average shares — Diluted (3)	75.5	58.8	68.2	58.5
Cash earnings before non-recurring items per share	$0.12	$0.09	$0.52	$0.40

(1)                                Non-recurring items include: (a) $1.7 million ($1.0 million after tax) related to a non-cash compensation charge in 2001and (b) $7.0 million ($4.5 million after tax) related to the transition of Air Canada as our primary air travel reward supplier in 2000.

(2)                                Cash earnings before non-recurring items is defined as income (loss) before extraordinary items, excluding non-recurring items and other non-operating expenses, plus amortization of purchased intangibles, net of the related tax benefit.

(3)                                Assumes conversion of convertible preferred stock in 2000.  The convertible preferred stock was converted to common stock in connection with the IPO.

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